UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): June 29, 2009

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)        Shareholder Approval of 2007 Incentive Compensation Plan. On June 29, 2009, at the annual meeting of stockholders of HearUSA, Inc. (the “Company”), the stockholders approved the Amended and Restated 2007 Incentive Compensation Plan (the “Amended and Restated Plan”). The Amended and Restated Plan includes the following amendments:

o	An increase in the number of shares of common stock available for awards under the plan from 2,500,000 to 4,500,000;
o	An increase in the maximum number of shares that may be covered by grant(s) to any one person during a year from 250,000 to 750,000; and
o	Revisions to the types of performance criteria that may be the basis for a performance-based award under the Amended and Restated Plan.

The Amended and Restated Plan provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to directors, officers and employees of the Company. The Company’s Chief Executive Officer, Chief Financial Officer and the other named executive officers are eligible participants. The Compensation Committee of the Board of Directors of the Company will administer the Amended and Restated Plan and grant awards under the Plan. The Committee has discretion to establish the terms of each award, consistent with the Amended and Restated Plan. Any performance targets related to performance-based awards, and any performance conditions related to the lapse of restrictions on the restricted stock awards or restricted stock units, will be determined by the Compensation Committee. The Amended and Restated Plan will remain in effect until its termination or the later of the distribution of shares subject to outstanding awards on the date of the Plan’s termination or expiration of such awards. The Company may withhold from any payment under the Amended and Restated Plan any required withholding taxes. The Board of Directors may amend, modify, terminate, or suspend the Amended and Restated Plan, and the Compensation Committee may amend any agreement or certificate, provided, in each instance, that any necessary approval of the stockholders is obtained and no participant’s rights are adversely affected unless otherwise permitted by an agreement or a certificate or the law. The Amended and Restated Plan will be unfunded and will not require the segregation of any assets.

The Board of Directors of the Company had approved the Amended and Restated Plan on February 23, 2009, subject to the approval of the stockholders.

Adoption of 2009 Performance-Based Incentive Program. Also on June 29, 2009, the Compensation Committee adopted a performance-based incentive program for Stephen J. Hansbrough, Chief Executive Officer, Gino Chouinard, President and Chief Operating Officer, and Frank Puñal, Chief Financial Officer pursuant to the Amended and Restated Plan. Under this program, and consistent with the objectives of the Amended and Restated Plan, the executives were granted restricted stock units (RSUs) which will be converted to common stock if certain performance objectives are satisfied for the 2009 fiscal year. The Compensation Committee established target and maximum performance goals for the executives related to net profit and net cash flow. The target and maximum to be earned by Mr. Hansbrough for 2009 is 90,000 and 135,000; by Mr. Chouinard is

50,000 and 75,000; and by Mr. Puñal is 30,000 and 45,000. The Compensation Committee will review 2009 performance in early 2010 and determine if the performance goals were met. Based on its determination, if performance goals were met, the earned RSUs will vest one-third at that time and then one-third on each of the next two anniversaries of the original one-third vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: July 2, 2009	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: Chief Executive Officer